CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

 We consent to the incorporation by reference in this registration statements of Sportmart, Inc. on Form S-8 relating to the Sportmart, Inc. Restricted Stock Plan, as amended and restated, of our report dated
April 2, 1996 on our audits of the consolidated financial statements of Sportmart, Inc. and Subsidiary as of January 28, 1996 and January 29, 1995 for each of the three fiscal years in the period ended January 28, 1996, which report is included in this Annual Report on Form 10-K.





                       COOPERS & LYBRAND L.L.P.


Chicago, Illinois
November 19, 1996